Exhibit 4.2
PLEDGE AND SECURITY AGREEMENT
THIS PLEDGE AND SECURITY AGREEMENT, dated as of April 30, 2009 (this “Agreement”) is entered into by and between NEWCASTLE INVESTMENT CORP., a Maryland corporation (“Pledgor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee for the Holders (together with its successors and/or assigns, the “Trustee”).
Reference is made to that certain Junior Subordinated Indenture dated as of April 30, 2009 (as the same may be supplemented, amended, restated, modified or replaced from time to time, the “Indenture”), with respect to the Pledgor’s Junior Subordinated Notes due 2035 by and between the Pledgor and the Trustee. Capitalized terms used herein and not defined herein shall have the meanings given to such terms under the Indenture.
RECITALS
A. Pursuant to the terms of the Indenture, Pledgor has entered into this Agreement in order to grant to Trustee a first priority security interest in the Pledged Company Interests and the other Collateral as collateral security for the Obligations.
B. Pledgor is the (i) direct legal and beneficial owner of one hundred percent (100%) of the membership interests (the “Pledged Company Interests”) in the Pledged Entity and maintains the Controlling ownership interest in the Pledged Entity, as set forth in Schedule I hereto (ii) managing member of the Pledged Entity.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby represents, warrants, covenants and agrees for the benefit of Trustee, as follows:
1. Defined Terms.
(a) For the purposes of this Agreement, the following terms shall have the following meanings:
“Agreement” means this Pledge and Security Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Interest” has the meaning ascribed to such term in Section 2(b) hereof.
“Code” means the Uniform Commercial Code from time to time in effect in the State of New York.
“Collateral” has the meaning ascribed to such term in Section 2(a) hereof.

“Confirmation Statement and Instruction Agreement” means the form of document attached as Exhibit E hereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Default Rate” means the interest rate imposed pursuant to the Indenture with respect to any Defaulted Interest.
“Exchange Agreement” shall mean that certain Exchange Agreement, dated the date hereof, by and between Pledgor, Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VI, Ltd. and Taberna Preferred Funding VII, Ltd., as the same may be supplemented, amended, restated or otherwise modified.
“Event of Default” shall have the meaning ascribed to such term in Section 10(a).
“Indenture” has the meaning ascribed to such term in the introductory paragraphs hereto.
“Indenture Documents” means, collectively, the Indenture, this Agreement, the Exchange Agreement, the Pledge, Security Agreement and Account Control Agreement and any other documents and instruments entered into pursuant to and/or in connection therewith.
“Issuer” has the meaning ascribed to such term in Section 7(b) hereof.
“Majority Holders” shall mean the Holders of a majority in aggregate principal amount of the Outstanding Securities, provided that any Holder that the Pledgor or any Affiliate of the Pledgor shall not be deemed to be a Majority Holder for purposes hereof and shall not be entitled to any vote or consent provided herein.
“Obligations” shall mean all payment and performance obligations of Pledgor pursuant to the Indenture Documents.
“Operating Agreement” shall mean that certain Limited Liability Company Agreement of Pledgor, dated April 21, 2009, as the same may be modified, amended, restated, supplemented or replaced.
“Participation Proceeds” shall mean the Participation Proceeds, as defined in the Pledge, Security Agreement and Account Control Agreement.
“Participation Interest” shall have the meaning set forth in the Pledge Security Agreement and Account Control Agreement.

“Pledge, Security Agreement and Account Control Agreement” shall mean that certain Pledge, Security Agreement and Account Control Agreement entered into as of the date hereof between the Pledged Entity, the Trustee and The Bank of New York Mellon, a New York banking corporation, as intermediary, and acknowledged and agreed by the Pledgor.
“Pledged Company Interests” has the meaning ascribed to such term in the Recitals.
“Pledged Entity” means NIC TP LLC, a Delaware limited liability company.
“Pledged Entity Organizational Documents” means the certificate of formation and Operating Agreement of Pledged Entity.
“Pledgor” has the meaning ascribed to such term in the introductory paragraph.
“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the Code and, in any event, shall include, without limitation, all dividends or other income with respect to and from the Pledged Company Interests, collections thereon and/or distributions with respect thereto.
“SEC” means the Securities and Exchange Commission.
“Special Damages” has the meaning set forth in Section 24(k).
“Taberna Capital Management, LLC” means Taberna Capital Management, LLC and its any successor and/or assigns as collateral manager of the Holders, as applicable.
“Trustee” has the meaning ascribed to such term in the introductory paragraph.
“Trustee Direction” has the meaning ascribed to such term in Section 24(f).
(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The word “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to.” Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

2. Pledge; Grant of Security Interest; Delivery of Collateral.
(a) Pledgor hereby pledges and grants to Trustee, for the benefit of the Holders, as collateral security for the prompt and complete payment and performance when due of the Obligations, a first priority security interest in and to all of Pledgor’s right, title and interest to the following, whether now owned by Pledgor or hereafter acquired, and whether now existing or hereafter coming into existence (collectively, the “Collateral”):
(i) all membership interest in the Pledged Entity, including, without limitation, the Pledged Company Interests, together with any certificates evidencing the same;
(ii) all of the capital of Pledgor in the Pledged Entity and any and all profits, losses, distributions and allocations attributable thereto, as well as the proceeds of any distribution thereof, whether arising under the terms of the Pledged Entity Organizational Documents or otherwise;
(iii) (a) all securities, moneys or property representing dividends or interest on any of the Pledged Company Interests, or representing a distribution in respect of the Pledged Company Interests, including, without limitation, all dividends or distributions resulting from a split-up, revision, reclassification, exchange, substitution or other like change of the Pledged Company Interests or otherwise received in exchange therefor, and (b) any warrants, rights or options issued to the Pledgor, in respect of the Pledged Company Interests;
(iv) Intentionally Omitted.
(v) all right, title and interest of Pledgor in, to and under the Pledged Entity Organizational Documents, including, without limitation, (A) all rights of Pledgor to receive moneys or distributions with respect to the Pledged Company Interests due and to become due under or pursuant to the Pledged Entity Organizational Documents, (B) all rights of Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Pledged Company Interests, (C) all claims of Pledgor for damages arising out of or for breach of or default under the Pledged Entity Organizational Documents, (D) any right of Pledgor to perform under the Pledged Entity Organizational Documents, and to compel performance and otherwise exercise all rights and remedies thereunder, and (E) all of Pledgor’s right to participate in the operation and/or management of the Pledged Entity; and
(vi) Intentionally Omitted.
(vii) all Proceeds of any of the foregoing property of Pledgor, including, without limitation, any proceeds of insurance thereon.

(b) All certificates or instruments now or hereafter at any time representing or evidencing the Pledged Entity Interests shall be delivered to and held by Trustee on behalf of the Holders pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer in blank, stock powers endorsed by Pledgor in blank or assignments in blank, all in form and substance reasonably satisfactory to the Majority Holders. Upon the occurrence and during the continuance of an Event of Default, Trustee shall have the right, at any time, as directed by the Majority Holders, and without further notice to Pledgor, to transfer to or to register in the name of Trustee or its nominee any or all of the Collateral. Prior to or concurrently with the execution and delivery of this Agreement, Pledgor shall deliver to Trustee an assignment of ownership interest endorsed by Pledgor in blank (an “Assignment of Interest”), in the form set forth on Exhibit B hereto, for the Pledged Company Interests, transferring all of such Pledged Company Interests in blank, duly executed by Pledgor and undated. Trustee shall have the right, as directed by the Majority Holders, upon the occurrence and during the continuance of an Event of Default and without notice to Pledgor, to transfer to, and to designate on any such Assignment of Interest, any Person to whom the Pledged Company Interests, or any portion thereof, are sold in accordance with the provisions hereof. In addition, Trustee shall have the right at any time, as directed by the Majority Holders in their discretion, to exchange any Assignment of Interest representing or evidencing any Pledged Company Interest or any portion thereof for one or more additional or substitute Assignments of Interest representing or evidencing smaller or larger percentages of the Pledged Company Interest represented or evidenced thereby, subject to the terms thereof.
(c) This Agreement is executed only as security for the Obligations and, therefore, the execution and delivery of this Agreement shall not subject Trustee to, or transfer or pass to Trustee, or in any way affect or modify, any liabilities of Pledgor or the Pledged Entity, including under the Pledged Entity Organizational Documents, as applicable. In no event shall the acceptance of this Agreement by Trustee or the exercise by Trustee of any rights hereunder or assigned hereby constitute an assumption by Trustee of any liability or obligation of Pledgor or Pledged Entity or in respect of any Pledged Company Interests to, under or in connection with the Pledged Entity Organizational Documents or any other agreement or instrument to which either is a party.
3. Obligations Unconditional. The obligations of Pledgor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations pursuant to the Indenture or any other Indenture Documents, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense, it being the intent of this Section 3 that the obligations of Pledgor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of Pledgor hereunder:
(i) at any time or from time to time, without notice to Pledgor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(ii) any of the acts mentioned in any of the provisions of the Indenture Documents shall be done or omitted;
(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under the Indenture Documents shall be waived or any other guarantee of any of the Obligations or any security or collateral therefor shall be terminated, released or exchanged in whole or in part or otherwise dealt with; or
(iv) any lien or security interest granted to, or in favor of Trustee as security for any of the Obligations shall fail to be perfected or shall be released.

4. Reinstatement. The obligations of Pledgor under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Pledgor in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and Pledgor agrees that it will indemnify Trustee, the Holders and Taberna Capital Management, LLC on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by Trustee, such Holders and/or Taberna Capital Management, LLC in connection with such rescission or restoration.
5. Representations and Warranties. Pledgor represents and warrants as of the date hereof and covenants that:
(a) Existence/Formation. Pledgor and Pledged Entity: (i) are a Maryland corporation and a Delaware limited liability company, respectively, duly organized or formed, respectively, and validly existing under the laws of their respective states of organization; (ii) have all requisite power, and all governmental licenses, authorizations, consents and approvals necessary, to own their respective assets and carry on their respective business as now being or as proposed to be conducted; and (iii) are each qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary. Pledged Entity is, has been, and will continue to be, duly formed or organized and existing as a special-purpose entity in accordance with Section 10.5 of the Indenture.
(b) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending and served or, to the best knowledge of Pledgor, threatened against Pledgor or Pledged Entity or with respect to any portion of the Collateral, the Participation Proceeds or the Participation Interest, except as set forth in Schedule II.
(c) No Breach. None of the execution and delivery of this Agreement or any other Indenture Document to which Pledgor or Pledged Entity is a party, the consummation of the transactions herein or therein contemplated, or compliance with the terms and provisions hereof or thereof will (i) conflict with or result in a breach of, or require any consent (except such consents as have been obtained) under, the organizational documents of Pledgor or Pledged Entity, or (ii) violate any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any agreement or instrument to which Pledgor or Pledged Entity is a party or by which either of their assets or properties are bound or to which they are subject, or constitute a default under any such agreement or instrument or (iii) (except for the lien arising pursuant to this Agreement or the other Indenture Documents or as otherwise permitted under the terms of the Indenture Documents) result in the creation or imposition of any lien upon any of the revenues or assets of Pledgor or Pledged Entity pursuant to the terms of any such agreement or instrument, except in the case of clause (ii) and (iii), for such violations, defaults or liens which would not, singly or in the aggregate, have a material adverse affect on the Pledgor, the Pledged Entity or the Collateral.

(d) Necessary Action. Pledgor has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Pledgor of this Agreement has been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Pledgor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity.
(e) Approvals. No authorizations, approvals or consents of any Person or any Governmental Entity, and no filings and registrations with, any governmental or regulatory authority or agency are necessary for (i) the execution, delivery or performance by Pledgor of this Agreement or for the validity or enforceability thereof, (ii) the grant by Pledgor of the assignments and security interests granted hereby, or the pledge by Pledgor of the Collateral pursuant hereto, (iii) the perfection or maintenance of the pledge, assignment and security interest created hereby except for the filing of financing statements under the Code, or (iv) the exercise by Trustee of all rights and remedies in respect of the Collateral pursuant to this Agreement. Other than consents that have been received in writing and delivered to the Holders, no approvals or counsels of any Person (including, without limitation, under the Participation Agreement) are required in connection with (x) the transfer of the Participation Interest from Pledgor to the Pledged Entity or (y) the pledge and grant of security interests by the Pledged Entity under the Pledge, Security Agreement and Account Control Agreement.
(f) Ownership. Pledgor owns the Collateral, free and clear of all pledges, liens, hypothecations, security interests, charges, options or other encumbrances whatsoever, except the lien and security interest created by this Agreement. Pledgor shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, the Collateral. The Pledged Company Interests are not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restrictions contained herein, under the applicable organizational documents and under applicable federal and state securities laws). The Pledged Company Interests directly or indirectly constitute all of the issued and outstanding equity interests in the Pledged Entity, and there are no options, warrants or rights held by any other party to acquire any interests in the Pledged Entity. Pledgor shall not permit the Pledged Entity to sell, assign, transfer, pledge, mortgage, encumber or otherwise dispose of or negotiate, or grant any option with respect to, the Participation Interest or the Participation Proceeds, except as otherwise expressly permitted under the terms of the Indenture and the Pledge, Security Agreement and Account Control Agreement.
(g) Principal Place of Business, Name and State of Organization. Pledgor’s principal place of business is, and for the immediately preceding four (4) months, if applicable, has been, the following address for Pledgor: 1345 Avenue of the Americas, New York, NY 10105. The exact name of Pledgor is Newcastle Investment Corp..
(h) No Securities; Trading or Accounts. The Pledged Company Interests are not, and will not be, dealt in or traded on any securities exchanges or securities markets, and are not and will not be, held in any “securities account” as defined in Article 8 of the Code.

(i) Valid Security Interest. This Agreement creates a valid security interest in the Collateral, securing the Obligations, and upon (i) the filing in the appropriate filing offices of the financing statements to be delivered pursuant to this Agreement and the Pledge, Security Agreement and Account Control Agreement, and (ii) the delivery to and possession by Trustee of the certificates, if any, representing the Pledged Company Interests, such security interest will be a perfected, first priority security interest, and all filings and other actions necessary to perfect such security interest will have been duly taken.
(j) Delivery. Pledgor has delivered to Trustee (i) a true, correct and complete copy of the Pledged Entity Organizational Documents, and (ii) the originals of all certificates, instruments or writings representing the Pledged Company Interests. There are and shall be no other agreements governing the formation, organization or terms of the equity interests in the Pledged Entity. The Pledged Entity Organizational Documents shall not be amended without the prior written consent of Trustee, at the direction of the Majority Holders (which consent will not be unreasonably withheld).
(k) No Bankruptcy Filing. Neither Pledgor nor Pledged Entity is contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or any material portion of its assets (other than, with respect to Pledgor, in the ordinary course of business), no such action or filing is pending against Pledgor or Pledged Entity by any Person and, to the best knowledge of Pledgor, no Person is contemplating the filing of any such petition or action against Pledgor or Pledged Entity.
(l) Full and Accurate Disclosure. No statement of fact made by or on behalf of Pledgor in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading.
(m) Acknowledgment and Consent. Pledgor has delivered to Trustee or shall promptly deliver to Trustee an acknowledgment and consent executed by the Pledged Entity in the form of Exhibit C attached hereto and made a part hereof.
6. Covenants. Pledgor covenants and agrees with Trustee that, from and after the date of this Agreement until the Obligations have been satisfied in full or this Agreement is released as provided in the Indenture:
(a) If Pledgor shall, as a result of its ownership of the Pledged Company Interests, become entitled to receive or shall receive any equity interest certificate or stock certificate, as applicable (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any interests comprising the Pledged Company Interests, or otherwise in respect thereof, Pledgor shall accept the same as Trustee’s agent, hold the same in trust for Trustee and deliver the same forthwith to Trustee in the exact form received, duly endorsed by Pledgor to Trustee, if required, together with an undated Assignment of Interest covering such certificate duly executed in blank and with, if Trustee so requests, signature guaranteed, to be held by Trustee hereunder as additional security for the Obligations. Any sums paid to Pledgor upon or in respect of the Pledged Company Interests, including, without limitation, upon the liquidation or dissolution of the Pledged Entity shall be paid over to Trustee to be held by Trustee hereunder as additional security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Company Interests or any property shall be distributed upon or with respect to the Pledged Company Interests, including, without limitation, pursuant to the recapitalization or reclassification of the capital of Pledged Entity or pursuant to the reorganization thereof, the property so distributed shall be delivered to Trustee to be held by Trustee, subject to the terms hereof, as additional security for the Obligations. If any sums of money or property are so paid or distributed in respect of the Pledged Company Interests, such sums and/or property shall be received by Pledgor, Pledgor shall pay such sums over to the Trustee and, until such money or property is paid or delivered to Trustee, shall hold such money or property in trust for Trustee, segregated from other funds of Pledgor, as additional security for the Obligations.
(b) Except as provided in the Indenture, without the prior written consent of Trustee, at the direction of the Majority Holders, Pledgor shall not, directly or indirectly (i) vote to enable, or take any other action to permit Pledged Entity to issue any equity interests or to issue any other securities convertible into or granting the right to purchase or exchange such securities for any equity interests in Pledged Entity, (ii) except as permitted by the Indenture, sell, assign, transfer, exchange, encumber, pledge, negotiate or otherwise dispose of, or grant any option with respect to, the Collateral, or permit the Pledged Entity to sell, convey, transfer, assign, exchange, encumber, pledge, negotiate or otherwise dispose of, or grant any option with respect to, the Participation Interest or the Participation Proceeds, or (iii) create, incur, authorize or permit to exist any lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the liens provided for by this Agreement and the Indenture Documents, (iv) permit Pledged Entity to (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, or (b) engage in any business activity not related to the ownership and operation of the Participation Interest, including the Participation Proceeds, or (c) except as expressly permitted under the terms of the Indenture modify or amend in any manner, or cancel or terminate or permit or consent to the cancellation or termination of, any rights or obligations under the Mezzanine Loan Agreement, the Participation Agreement, Participation Interest including the Participation Proceeds, or consent to same. Pledgor shall defend the right, title and interest of Trustee in and to the Collateral against the claims and demands of all Persons whomsoever. Any interest, securities, lien or option with respect to any Pledged Company Interests issued in violation of this Agreement shall be void ab initio.
(c) At any time and from time to time, upon the request of Trustee or Taberna Capital Management, LLC, and at the sole expense of Pledgor, Pledgor shall promptly and duly give, execute, deliver, file and/or record such further instruments and documents and take such further actions as Trustee or Taberna Capital Management, LLC may reasonably request for the purposes of obtaining, creating, perfecting, validating or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing UCC financing or continuation statements. Pledgor hereby authorizes Trustee to file any such financing statement or continuation statement without the signature of Pledgor to the extent permitted by law. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly delivered to Trustee, duly endorsed in a manner reasonably satisfactory to the Holders and the Trustee, to be held as Collateral pursuant to this Agreement.

(d) Pledgor will not create, incur or permit to exist, will defend the Pledged Company Interests and the other Collateral against, and will take all such other action as is necessary to remove, any lien or claim on or to the Pledged Company Interests or any of the other Collateral, other than the liens created hereby and by the Indenture Documents, and Pledgor will defend the right, title and interest of Trustee in, to and under the Pledged Company Interests and the other Collateral against the claims and demands of all Persons whomsoever.
(e) Pledgor will furnish or cause to be furnished to Trustee and to Taberna Capital Management, LLC from time to time statements and schedules further identifying and describing the Collateral and any reports in connection with the Mezzanine Loan, the Participation Agreement, and/or the Participation Interest Collateral as Trustee or Taberna Capital Management, LLC may reasonably request, all in reasonable detail, to the extent the requested information is in the possession of or reasonably available to the Pledgor or the Pledged Entity.
(f) Pledgor will not, unless (i) it shall have given ten (10) days’ prior written notice to such effect to Trustee, and (ii) all action reasonably necessary or advisable, in Trustee’s opinion, to protect and perfect the liens and security interests intended to be created hereunder with respect to the Collateral shall have been taken, do any of the following: (A) change the location of its principal place of business from that specified in Section 5(g) hereof, (B) change its name or identity, (C) reorganize or reincorporate under the laws of a jurisdiction other than the State of Maryland, (D) permit the Pledged Entity to reorganize or reincorporate under the laws of a jurisdiction other than the State of Delaware or (D) take or permit any other action which would render any filed financing statement misleading, incorrect or ineffective.
(g) Pledgor shall pay, and save Trustee, the Holders and Taberna Capital Management, LLC harmless from, any and all liabilities with respect to or resulting from any delay in paying any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(h) Pledgor shall not, directly or indirectly, without the prior written consent of Trustee, at the direction of the Majority Holders (which consent will not be unreasonably withheld), waive, alter, amend, modify, supplement or change in any way, or release, subordinate, terminate or cancel in whole or in part, or give any consent to do any of the foregoing under, any of the instruments, documents, policies or agreements constituting or governing the Collateral (including, without limitation, the Pledged Entity Organizational Documents or any of the rights or interests of Pledgor as party, holder, or beneficiary thereunder). Pledgor agrees that all rights to do any and all of the foregoing have been assigned to Trustee for the benefit of the Holders, but Pledgor agrees that, upon request from Trustee, at the direction of the Majority Holders, from time to time, Pledgor shall do any of the foregoing or shall join Trustee in doing so or shall confirm the right of Trustee to do so and shall execute such instruments and undertake such actions as the Holders and/or the Trustee may reasonably request in connection therewith.

(i) Pledgor shall not, without the prior written consent of Trustee, at the direction of the Majority Holders, make any election, compromise, adjustment or settlement in respect of any of the Collateral or, except as expressly permitted under the terms of the Indenture, permit the Pledged Entity to make any election, compromise, adjustment or settlement in respect of the Participation Interest (including the Participation Proceeds).
(j) Intentionally Omitted.
(k) Pledgor hereby authorizes Trustee to: (i) subject to the terms and provisions of this Section 6 hereof, perform any and all other acts which Trustee in good faith deems necessary for the protection and preservation of the Collateral or its value or Trustee’s security interest therein, including, without limitation, transferring, registering or arranging for the transfer or registration of the Collateral to or in Trustee’s own name and, at any time during the existence of an Event of Default, receiving the income therefrom as additional security for the Obligations, and (ii) pay any charges or expenses, including, without limitation, reasonable attorneys’ fees, which Trustee or the Majority Holders deem necessary for the foregoing purpose, but without any obligation on the part of Trustee or the Holders to do so (and any amounts so paid shall be payable by Pledgor within ten (10) days after written demand together with interest thereon at the Default Rate from the date expended by Trustee, or the Holders until paid). If any additional portion of the Pledged Company Interests are certificated, then upon delivery of the certificated Pledged Company Interests to Trustee, Pledgor authorizes Trustee to store, deposit and safeguard the Pledged Company Interests. Any obligation of Trustee for the reasonable care of any of the Collateral in Trustee’s possession shall be limited to the same degree of care that Trustee uses for similar property pledged to Trustee by other persons.
(l) Pledgor waives (i) all rights to require Trustee to proceed against any other person, entity or collateral or to exercise any remedy set forth herein or in any other agreement, (ii) the defense of the statute of limitations in any action upon any of the Obligations, (iii) any right of subrogation or interest in the Obligations or Collateral until all Obligations have been satisfied in full, (iv) any rights to notice of any kind or nature whatsoever, unless specifically required in this Agreement or non-waivable under any applicable law, and (v) if any of the Pledged Company Interests are or become certificated, to the extent permissible, its rights under Section 9-207 of the Code. Pledgor agrees that the Collateral may be released, substituted or added in whole or in part, without releasing or otherwise affecting the liability of Pledgor, the pledge and security interests granted hereunder, or this Agreement. Trustee is entitled to all of the benefits of a secured party set forth in Section 9-207 of the Code.

7. Certain Understandings of Parties; Registration of Pledge; Control of Collateral, Etc.
(a) Intentionally Omitted.
(b) Notwithstanding the foregoing, to better assure the perfection of the security interest of Trustee in the Pledged Company Interests, concurrently with the execution and delivery of this Agreement, Trustee, at the direction of the Majority Holders, shall send to the Pledged Entity written instructions in the form of Exhibit D attached hereto and made a part hereof, and Pledgor shall cause Pledged Entity to, and Pledged Entity shall deliver to Trustee the Confirmation Statement and Instruction Agreement in the form of Exhibit E attached hereto and made a part hereof, pursuant to which Pledged Entity will confirm that it has registered the applicable pledge effected by this Agreement on its books and agrees to comply with the instructions of Trustee in respect of the applicable Pledged Company Interests without further consent of Pledgor or any other Person. From time to time, Trustee, at the direction of the Majority Holders, shall promptly provide replacement written instructions in the form of Exhibit D attached hereto to Pledged Entity and Pledgor shall cause Pledged Entity to, and Pledged Entity shall, deliver to Trustee the Confirmation Statement and Instruction Agreement in the form of Exhibit E attached hereto to each assignee or collateral assignee of Trustee, as reasonably requested by Trustee, at the direction of the Majority Holders. Notwithstanding anything to the contrary contained in this paragraph, neither the written instructions nor the Confirmation Statement and Instruction Agreement shall be construed as expanding the rights of Trustee, at the direction of the Majority Holders, to give instructions with respect to the Collateral beyond such rights set forth in this Agreement.
8. Cash Dividends; Voting Rights. Notwithstanding anything herein to the contrary, until an Event of Default shall have occurred and be continuing, Pledgor shall be permitted to receive all distributions or cash dividends allocable to the Pledged Company Interests paid in the normal course of business of Pledged Entity and to exercise all voting and other member or shareholder rights with respect to the Pledged Company Interests, provided that no vote shall be cast or right exercised or other action taken which would impair the Collateral or would be inconsistent with or result in any violation of any provision of the Indenture Documents. Any vote that would result in a change in or violation of the special purpose entity provisions or any related provisions of the Pledged Entity Organizational Document shall require the consent of the Majority Holders, not to be unreasonably withheld. Upon the occurrence and during the continuance of an Event of Default, all such powers, rights and remedies permitted Pledgor above shall cease.
9. Rights of Trustee.
(a) If an Event of Default shall occur and be continuing, Trustee shall have the right to receive and to apply, as directed by the Majority Holders, any and all income, cash dividends, distributions, proceeds or other property received or paid in respect of the Collateral and make application thereof to the Obligations as provided in the Indenture. If an Event of Default shall occur and be continuing, then all Pledged Company Interests, at Trustee’s direction, if and as directed by the Majority Holders, shall be registered in the name of Trustee or its nominee (if not already so registered), and Trustee or its nominee may thereafter, at the direction of the Majority Holders, exercise (i) all voting and other member rights with respect to the Pledged Company Interests and (ii) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Company Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Company Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of Pledged Entity, or upon the exercise by Pledgor or Trustee of any right, privilege or option pertaining to the Pledged Company Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Company Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Majority Holders may determine), all without liability except to account for property actually received by it, but Trustee shall have no duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) The rights of Trustee under this Agreement shall not be conditioned or contingent upon the pursuit by Trustee of any right or remedy against Pledgor or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any other security therefor, guarantee thereof or right of offset with respect thereto. Trustee shall not be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall Trustee be under any obligation, except at the direction of the Majority Holders in their discretion, to sell or otherwise dispose of any Collateral upon the request of Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.
(c) Upon satisfaction in full of the Obligations as certified to the Trustee by the Majority Holders, or upon satisfaction and discharge of the Indenture in accordance with its terms, or as otherwise expressly provided under the terms of the Indenture, (i) Trustee’s rights under this Agreement shall terminate; (ii) Trustee’s security interest in the Collateral automatically shall be released and terminated without any further action, (iii) Trustee, at the direction of the Majority Holders, and at the sole cost and expense of Pledgor, shall execute and deliver to Pledgor UCC-3 termination statements or similar documents and agreements reasonably requested by Pledgor to terminate all UCC-1 financing statements naming Trustee as secured party and (iv) Trustee shall deliver to Pledgor all certificates, instruments or documents held by Trustee that constitute Collateral.
(d) Pledgor authorizes Trustee, at any time and from time to time, to execute, in connection with any sale provided for herein, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
(e) The powers conferred on Trustee hereunder are solely to protect Trustee’s interest in the Collateral and shall not impose any duty upon Trustee to exercise any such powers, except at the direction of the Majority Holders in their discretion. Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Trustee, any holder of the Securities or Taberna Capital Management, LLC nor any of their respective officers, directors, members, employees or agents shall be responsible to Pledgor for any act or failure to act hereunder, except for its or their respective bad faith, gross negligence or willful misconduct.
(f) If Pledgor fails to perform or comply with any of its agreements contained herein and Trustee, at the direction of the Majority Holders, as provided for by the terms of this Agreement and/or the Indenture, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the expenses (including, without limitation, reasonable attorneys’ fees) of Trustee incurred in connection with such performance or compliance, together with interest at the Default Rate, shall be payable by Pledgor to Trustee on demand and shall constitute obligations secured hereby.

10. Events of Default and Remedies.
(a) The occurrence of any of the events identified in this Agreement, the Indenture or the Indenture Documents as an “Event of Default,” any breach of the representations or warranties contained herein or in the Indenture Documents and/or the failure of Pledgor to comply with the terms and provisions of this Agreement shall each be an “Event of Default” hereunder.
(b) Upon the occurrence and during the continuance of an Event of Default, Trustee, if and as directed by the direction the Majority Holders, shall, in addition to all other rights and remedies granted in this Agreement or in any other Indenture Document:
(i) exercise all rights and remedies of a secured party under the Code (whether or not the Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if Trustee were the sole and absolute owner thereof (and Pledgor agrees to take all such action as may be appropriate to give effect to such rights);
(ii) make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
(iii) in its discretion, in its name or in the name of Pledgor or otherwise, demand, sue for, collect, direct payment of or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but Trustee, except to the extent so directed by the Majority Holders in their discretion, shall be under no obligation to do so; and
(iv) without limiting the generality of the foregoing clause (iii) above, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or otherwise required hereby) to or upon Pledgor, Pledged Entity or any other Person (all and each of which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived to the extent permitted under applicable law), forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of Trustee or elsewhere upon such terms and conditions as Trustee may deem advisable and at such prices as the Majority Holders may deem best in their sole discretion, for cash or on credit or for future delivery without assumption of any credit risk; provided, however, that Trustee shall provide Pledgor with not less than ten (10) days written notice prior to conducting any public or private sale of the Collateral, and Pledgor hereby agrees and stipulates that such notice shall be deemed to be commercially reasonable notice in satisfaction of the requirements of the Code. In the event Trustee shall be directed to sell all or any part of the Collateral by the Majority Holders, the Trustee may sell such Collateral without giving any representations or warranties of title or the like and shall be permitted to specifically disclaim any representations and warranties of title or the like. Trustee, at the direction of the Majority Holders, shall have the right, without notice or publication, to adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be adjourned without further notice. Trustee, at the direction of the Majority Holders, or the Holders, shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of Pledgor, which right or equity of redemption is hereby waived and released. Trustee, at the direction of the Majority Holders, shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Trustee hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Majority Holders may elect, and only after such application and after the payment by Trustee of any other amount required by any provision of law, including, without limitation, Sections 9-610 and 9-615 of the Code, need Trustee account for the surplus, if any, to Pledgor. To the extent permitted by applicable law, Pledgor waives all claims, damages and demands it may acquire against Trustee, the Holders and Taberna Capital Management, LLC arising out of the exercise by Trustee of any of its rights hereunder.
(c) The rights, powers, privileges and remedies of Trustee under this Agreement are cumulative and shall be in addition to all rights, powers, privileges and remedies available to Trustee at law or in equity. All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of Trustee hereunder.
11. Private Sales.
(a) Pledgor recognizes that Trustee may be unable to effect a public sale of any or all of the Pledged Company Interests by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Trustee than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale. Trustee shall be under no obligation to delay a sale of any of the Pledged Company Interests for the period of time necessary to permit Pledged Entity to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if Pledged Entity would agree to do so.

(b) Pledgor further shall use its best efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of all or any portion of the Pledged Company Interests pursuant to this Section 11 valid and binding and in compliance with any and all other requirements of applicable law. Pledgor further agrees that a breach of any of the covenants contained in this Section 11 will cause irreparable injury to Trustee and the Holders, that Trustee and the Holders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.
(c) Neither Trustee, the Holders nor Taberna Capital Management, LLC shall incur any liability as a result of Trustee’s sale of any Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner, it being agreed that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value or that are not customarily sold in a recognized market. Pledgor hereby waives any claims against Trustee, the Holders and Taberna Capital Management, LLC arising by reason of the fact that the price at which any of the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if Trustee, at the direction of the Holders, accepts the first offer received and does not offer any Collateral to more than one offeree, absent any bad faith, gross negligence or willful misconduct by such parties.
(d) Pledgor has been advised that SEC staff personnel have issued various No-Action Letters describing procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Article 9 of the Code, yet not public for purposes of Section 4(2) of the Securities Act of 1933, as amended. The Code permits Pledgor to agree on the standards for determining whether Trustee has complied with its obligations under Article 9 of the Code. To the extent permitted by applicable law, Pledgor and Pledged Entity specifically agree (i) that neither of them shall raise any objection to Trustee’s or any holder of the Securities’ purchase of the Pledged Company Interests (through bidding on the obligations or otherwise), and (ii) that a foreclosure sale conducted in conformity with the principles set forth in the aforementioned No-Action Letters (A) shall be considered to be a “public” sale for purposes of the Code; (B) will be considered commercially reasonable notwithstanding that Trustee (or any holder of the Securities, as applicable) has not registered or sought to register the Pledged Company Interests under the Securities Act of 1933, as amended, or under applicable state securities laws, even if Pledgor or Pledged Entity agrees to pay all costs of the registration process; and (C) shall be considered to be commercially reasonable notwithstanding that Trustee, or any holder of the Securities, purchases the Pledged Company Interests at such a sale.
(e) Pledgor agrees that Trustee shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Pledged Company Interests sold by Trustee pursuant to this Agreement. Trustee, may, at the direction of the Majority Holders in their discretion, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers. Without in any way limiting Trustee’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, Pledgor hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale and hereby irrevocably waives any right to contest any such sale:
(i) Trustee conducts the foreclosure sale in the State of New York;
(ii) The foreclosure sale is conducted in accordance with the laws of the State of New York;

(iii) Not less than ten (10) days in advance of the foreclosure sale, Trustee notifies Pledgor at the addresses set forth herein of the time and place of such foreclosure sale;
(iv) The foreclosure sale is conducted by an auctioneer licensed in the State of New York and is conducted in front of the New York Supreme Court located in New York City, New York or such other New York State Court in the City and County of New York having jurisdiction over the Collateral on any Business Day between the hours of 9 a.m. and 5 p.m.;
(v) The notice of the date, time and location of the foreclosure sale is published in the New York Times or The Wall Street Journal (or such other newspaper widely circulated in New York, New York) and the Wilmington News Journal (or such other daily newspaper widely circulated in the State of Delaware) for seven (7) consecutive days prior to the date of the foreclosure sale; and
(vi) Trustee sends notification of the foreclosure sale to all secured parties, if any, identified as a result of a search of the UCC financings statements filed in the filing offices located in the States of Maryland, Delaware (if any) and New York conducted not later than twenty (20) days and not earlier than thirty (30) days before such notification date.
12. Limitation on Duties Regarding Collateral. Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Trustee deals with similar securities and property for its own account. Neither Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor, Pledged Entity or otherwise.
13. Limitation on Responsibility of the Trustee. (a) Subject to the terms of the Indenture, the Trustee will have no responsibility under this Agreement other than to perform its obligations hereunder in good faith without willful malfeasance, gross negligence or reckless disregard of its duties hereunder. The Trustee shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper (whether delivered by telecopy, electronic mail, courier service or otherwise) reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Subject to the terms of the Indenture with respect to the Holders, neither the Trustee nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Pledged Entity, the Pledgor, the Holders or any other Person, except by reason of acts or omissions constituting willful misfeasance, gross negligence or reckless disregard of the Trustee’s obligations hereunder. Anything in this Agreement notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of such loss or damage and regardless of the form of action. The Pledgor will reimburse, indemnify and hold harmless the Trustee and its affiliates, directors, officers, shareholders, agents and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature (including the reasonable fees and expenses of counsel and other experts) in respect of or arising from any acts or omissions by the Trustee, its affiliates, directors, officers, shareholders, agents or employees hereunder and without willful misfeasance, or negligence in the performance of, or reckless disregard of its obligations hereunder. Notwithstanding anything to the contrary contained herein, the Trustee shall be entitled to all of the privileges, rights and benefits granted to the Trustee in the Indenture in performing its duties hereunder.
(b) In connection with the indemnification set forth in subsection (a) hereof, upon reasonable prior notice, the indemnified party will afford to the Pledgor the right, in its sole discretion and at its sole expense, to assume the defense of any claim, including, but not limited to, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if the Pledgor assumes the defense of such claim, it shall not be liable for any separate fees and expenses of counsel of any indemnified party incurred thereafter in connection with such claim except that if such indemnified party reasonably determines that counsel designated by the Pledgor has a conflict of interest, Pledgor shall pay the reasonable fees and disbursements of one counsel separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that prior to entering into any final settlement or compromise, Pledgor shall seek the consent of the indemnified party and use its commercially reasonable efforts in the light of the then prevailing circumstances (including, without limitation, any express or implied time constraint on any pending settlement offer) to obtain the consent of such indemnified party as to the terms of settlement or compromise. If an indemnified party does not consent to the settlement or compromise within a reasonable time under the circumstances, the Pledgor shall not thereafter be obligated to indemnify the indemnified party for any amount in excess of such proposed settlement or compromise.
14. Trustee Actions Though Agents. Notwithstanding anything herein to the contrary, the Trustee may exercise any of its rights or powers or perform any of its duties hereunder either directly or by or through agents (including, without limitation, brokers and investment bankers) or attorneys and shall not be responsible for the willful misfeasance, or gross negligence of such parties.
15. Financing Statements; Other Documents. On and after the date hereof, Pledgor hereby authorizes Trustee and/or Taberna Capital Management, LLC to file UCC-1 financing statements with respect to the Collateral. Notwithstanding such authorization, the Trustee shall have no duty to file or maintain any such filing. Pledgor agrees to deliver any other document or instrument which Trustee and/or Taberna Capital Management, LLC may reasonably request with respect to the Collateral for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

16. Receipt of Sale Proceeds. Upon any sale of the Collateral, or any portion thereof, by Trustee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of Trustee or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Trustee or such officer or be answerable in any way for the misapplication or non-application thereof.
17. Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to Trustee, Trustee is hereby appointed the attorney-in-fact of Pledgor, which appointment as attorney-in-fact is irrevocable and coupled with an interest, for the purpose of, upon the occurrence and during the continuance of an Event of Default, carrying out the provisions of this Agreement and taking any action and executing any instruments which Trustee, at the direction of the Majority Holders in their sole discretion, may deem necessary or advisable to accomplish the purposes hereof, including, without limitation:
(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;
(c) to file any claims or take any action or institute any proceedings that Trustee or Taberna Capital Management, LLC may deem necessary or desirable for the perfection and/or collection of any of the Collateral or otherwise to enforce the rights of Trustee with respect to any of the Collateral; and
(d) to execute, in connection with any sale provided for in Section 10 or Section 11 hereof, any endorsement, assignments, or other instruments of conveyance or transfer with respect to the Collateral.
If so requested by Trustee, at the direction of the Majority Holders, Pledgor shall ratify and confirm any such sale or transfer by executing and delivering to Trustee at Pledgor’s expense all proper deeds, bills of sale, instruments of assignment, conveyance or transfer and releases as may be designated in any such request.
18. Additional Covenants of Pledgor Relating to Affirmative and Negative Covenants with respect to Pledged Entity. Pledgor covenants and agrees that, from and after the date of this Agreement until the Obligations are satisfied in full or this Agreement is released as provided in the Indenture, Pledgor shall take, and/or shall cause Pledged Entity to take, any and all actions either necessary or reasonably requested by Trustee to ensure compliance with the terms of the Indenture applicable to Pledged Entity and not to take any actions that violate the Indenture or any Indenture Documents.

19. Intentionally Omitted.
20. Incorporation of Indenture Provisions. Pledgor agrees that the terms and provisions of Article VI of the Indenture concerning the Trustee are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.
21. Intentionally Omitted.
22. Enforcement Expenses. Pledgor agrees to pay to Trustee, the Holders and Taberna Capital Management, LLC all out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Agreement, or performance by Trustee of any obligations of Pledgor and/or Pledged Entity in respect of the Collateral which Pledgor or Pledged Entity have failed or refused to perform, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of Trustee in respect thereof, by litigation or otherwise and all such expenses shall be secured under Section 2 hereof.
23. Intentionally Omitted.
24. Miscellaneous.
(a) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(b) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
(c) No Waiver; Cumulative Remedies. Trustee shall not by any act (except by a written instrument pursuant to Section 24(d) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Trustee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Trustee would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers or privileges provided by law.

(d) Waivers and Amendments; Successors and Assigns. None of the terms or provisions of this Agreement may be waived, amended, or otherwise modified except by a written instrument executed by the party against which enforcement of such waiver, amendment, or modification is sought. This Agreement shall be binding upon and shall inure to the benefit of Pledgor and the respective successors and assigns of Pledgor and shall inure to the benefit of Trustee and its successors and assigns; provided that Pledgor shall not have any right to assign its rights hereunder, except as set forth in the Indenture.
(e) Notices. Notices by Trustee to Pledgor or Pledged Entity to be effective shall be in writing, addressed or transmitted to Pledgor, or Pledged Entity at the address of Pledgor set forth herein, and shall be deemed to have been duly given if made in accordance with the terms and provisions of the Indenture.
(f) Trustee Direction. The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, demand, consent, authorization, waiver, order, act, note or other communication, paper or document (each such item, a “Trustee Direction”) believed by it to be genuine and to have been signed, presented or delivered (whether by telecopy, electronic mail, first-class mail, courier service, or otherwise, notwithstanding any contradictory requirement hereunder) by a party or parties authorized to provide such Trustee direction; provided, however, that the Trustee may require such additional evidence, confirmation or certification from any such party or parties as the Trustee, in its reasonable discretion, deems necessary or advisable before acting or refraining from acting upon any such Trustee Direction.
The Trustee agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Pledgor shall, upon request, provide to the Trustee an incumbency certificate listing such designated persons, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. If the Trustee receives e-mail or facsimile instructions (or instructions by a similar electronic method) in accordance with and to the extent permitted under the terms of this Agreement and the Indenture and the Trustee acts upon such instructions in accordance with the terms of this Agreement and the Indenture, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Pledgor agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(g) Governing Law.
(i) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND MADE BY PLEDGOR AND ACCEPTED BY TRUSTEE IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, PLEDGOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, IT BEING ACKNOWLEDGED AND AGREED THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(ii) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT TRUSTEE’S OPTION, UPON THE DIRECTION OF THE MAJORITY HOLDERS, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY AND STATE OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND PLEDGOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON-CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
PLEDGOR AGREES THAT ANY AND ALL PROCESS MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AT THE ADDRESS SET FORTH ABOVE AND AGREES THAT SERVICE OF PROCESS AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO PLEDGOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON PLEDGOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. PLEDGOR SHALL GIVE PROMPT NOTICE TO TRUSTEE OF ANY CHANGED ADDRESS HEREUNDER. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF TRUSTEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PLEDGOR IN ANY OTHER JURISDICTION.

(h) Irrevocable Authorization and Instruction to Pledged Entity. Pledgor hereby authorizes and instructs Pledged Entity to comply with any instruction received by it from Trustee, upon instruction from the Majority Holders, in writing that (i) states that an Event of Default has occurred and is continuing, and (ii) is otherwise in accordance with the terms of this Agreement.
(i) Counterparts. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.
(j) Waiver of Jury Trial. PLEDGOR HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL ON ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY DEALINGS BETWEEN PLEDGOR AND TRUSTEE, THE HOLDERS AND/OR TABERNA CAPITAL MANAGEMENT, LLC. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. PLEDGOR REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH WAIVER IS KNOWINGLY AND VOLUNTARILY GIVEN FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED, EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, REPLACEMENTS, REAFFIRMATIONS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, OR ANY OTHER INDENTURE DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(k) Special Damages. No claim may be made by Pledgor against Trustee, the Holders, Taberna Capital Management, LLC or any of their respective successors, assigns, affiliates and/or their respective directors, officers, members, partners, employees or attorneys for any special, indirect, punitive or consequential damages (“Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way relating to the transactions contemplated or relationship established by this Agreement, or any act, omission or event occurring in connection herewith or therewith; and to the fullest extent permitted by law, Pledgor hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued and whether or not known or suspected to exist in its favor.
25. Termination. Subject to any provisions contained herein that are expressly stated to survive termination of this Agreement, this Agreement shall terminate and be of no further effect immediately upon the release of the Collateral by the Trustee pursuant to Section 10.5(c) of the Indenture.
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IN WITNESS WHEREOF, the parties have caused this Pledge and Security Agreement to be executed by their duly authorized officers as of the date set forth above.

PLEDGOR: NEWCASTLE INVESTMENT CORP., a Maryland corporation
By:	/s/ Brian Sigman
	Name:	Brian Sigman
	Title:	Chief Financial Officer
Signature Page to Pledge and Security Agreement

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Bill Marshall
	Name:	Bill Marshall
	Title:	Vice President
Signature Page to Pledge and Security Agreement

SCHEDULE I
To Pledge Agreement
DESCRIPTION OF
PLEDGED OWNERSHIP INTERESTS

		Percentage
		of
		Ownership
Pledged Entity	Owner	Interests
NIC TP LLC, a Delaware limited liability company	Newcastle Investment Corp.	100%

SCHEDULE II
To Pledge Agreement
DESCRIPTION OF PENDING LITIGATIONS
Donald J. Trump, 401 Mezz Venture LLC, 401 North Wabash Venture LLC and Trump International Hotels Management LLC, plaintiffs, vs. Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Fortress Credit Corp., Union Labor Life, Istar, Merrill Lynch Capital Corp., Norddeutsche Landesbank, Hahn, Landesbank Sachsen Aktiengesel, Highland Funds, Morgan Stanley Mortgage Capital, Oak Hill Funds, Deutsche Hypothekenbank, AIB Debt Management, Bank of East Asia Ltd, Foothill, Satellite Senior Inc. 11, Eaton Vance/Grayson & Co., MJX Venture, E. Sun Commercial Bank, Greenwich Capital Financial, Bank of Communications, German American Capital Corporation, Blackacre Institutional Capital Management, LLC, Newcastle Investment Corp., PCRL Investments L.P., Dune Capital LP and Drawbridge Special Opportunities Fund L.P., defendants, in the Supreme Court of the State of New York, County of Queens (Index No.: 26841/08)

EXHIBIT B

EXHIBIT C
Exhibit C

EXHIBIT D
Exhibit D

EXHIBIT E
Exhibit E